Exhibit 5.5

CONCERTGEBOUWPLEIN 20 • 1071 LN AMSTERDAM • THE NETHERLANDS

TELEPHONE: +31 20 305 4200 • FACSIMILE: +31 20 305 4201

To: Diebold Nixdorf, Incorporated (“Addressee”)

10 February 2023

Re: Diebold Nixdorf – Debt Securities | Exhibit 5 Dutch Legal Opinion

Dear Addressee,

We have been requested to render a legal opinion to the Addressee as to certain matters of Dutch law in connection with (i) the filing of its Registration Statement on Form S-4 (the “Registration Statement”). The Registration Statement relates to the registration (the “Registration”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of certain debt securities of Diebold Nixdorf, Incorporated (the “Debt Securities”). The Debt Securities, if issued, will be issued pursuant to the Supplemental Indenture (as defined in Annex 2 (Definitions)), by and among Diebold Nixdorf, Incorporated and the Companies and (ii) the companies listed in Annex 1 (Companies) hereto (“Companies” and each a “Company”).

Scope of Opinion

Capitalized terms used in this opinion will, unless otherwise defined in Annex 2 (Definitions) hereto, have the respective meaning given to those in the Opinion Documents. The section headings used in this opinion are for convenience of reference only and are not to affect the interpretation of this opinion. References to ‘this opinion’ refer to this opinion letter including the Annexes 1 through 5 hereto.

References made to “Dutch” or “the Netherlands” only include the European territory of the Kingdom of the Netherlands.

Other than as expressly stated in this opinion, we have not investigated or verified the accuracy of the facts, representations and warranties set out in the Opinion Documents or in any other document on which we have relied in giving this opinion, and for the purpose of this opinion, we have assumed that such facts, representations and warranties are correct.

This opinion is given only with respect to Dutch law as in force at the date of this opinion as applied by leading precedents of the Dutch Supreme Court (Hoge Raad der Nederlanden) published in writing in leading legal periodicals prior to the issuance of this opinion. We do not express an opinion on matters of fact or representations and warranties (with the exception of those matters on which we have specifically and expressly given an opinion), matters of law of any jurisdiction other than the Netherlands, tax law, competition law (including but not limited to antitrust, state aid and abuse of dominant position), administrative law, regulatory law, sanctions law and international law (including, without limitation, the laws of the European Union, except to the extent the laws of the European Union have direct force and effect in the Netherlands). No opinion is being given on commercial, accounting or non-legal matters or on the financial ability of the parties to meet their obligations under the Opinion Documents.

In issuing this opinion, no undertaking or obligation is assumed on our part to revise, update or amend this opinion in connection with or to notify, inform or advise the Addressee of any developments, scope changes or other changes of Dutch and European law subsequent to today’s date which might render its contents untrue or inaccurate in whole or in part.

ADVOCATEN EN NOTARISSEN / ATTORNEYS AT LAW AND CIVIL-LAW NOTARIES

REGISTERED WITH THE CHAMBER OF COMMERCE UNDER NUMBER 57062587

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SAUDIA ARABIA • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

This opinion is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any document examined in connection with this opinion except as expressly confirmed in this opinion.

Documents Examined

For the purposes of this opinion, we have exclusively examined and relied on copies of originals or electronic copies of the documents listed in Annex 3 (Documents).

Opinion

Based upon the assumptions set out in Annex 4 (Assumptions) and subject to the qualifications set out in Annex 5 (Qualifications), we are of the opinion that:

Incorporation, existence and corporate power

1.

Each of the Private Companies With Limited Liability is a besloten vennootschap met beperkte aansprakelijkheid, duly incorporated and validly existing under Dutch law and has the corporate power to execute the Opinion Documents to which it is a party and to undertake and perform its obligations under the 2026 Indenture, and, when validly signed, the Supplemental Indenture.

2.

The Limited Partnership is a commanditaire vennootschap, duly established and validly existing under Dutch law and has the capacity in accordance with the Limited Partnership Agreement to execute the Opinion Documents to which it is a party and to undertake and perform its obligations under the 2026 Indenture, and, when validly signed, the Supplemental Indenture.

Corporate action

3.

The entering into by each of the Companies of the Opinion Documents to which it is a party and the performance by each of the Companies of their obligations under the 2026 Indenture, and, when validly signed, the Supplemental Indenture, has been duly authorized by all corporate action required by Dutch law and the Articles or, as applicable, the Limited Partnership Agreement.

No violation

4.

The entering into by each of the Companies of the Opinion Documents to which it is a party and the performance by each of the Companies of their obligations under the 2026 Indenture, and, when validly signed, the Supplemental Indenture, does not violate any existing provision of, or regulation under the Articles, the Limited Partnership Agreement or Dutch law.

Valid signing

5.	The 2026 Indenture has been validly signed by each of the Companies party to them.

Confidentiality, Reliance, Choice of Law and Forum

This opinion:

(a)

expresses and describes Dutch legal concepts in English and not in their original Dutch terms. These concepts may not be identical to the concepts described by the English translations; this opinion may therefore be relied upon only on the express condition that any issues of interpretation or liability issues arising under this opinion will be governed by Dutch law and be brought before the Dutch courts;

(b)	speaks as per the date stated above and as per the moment it has been rendered;

(c)	is addressed to the Addressee and is solely for the purpose of Registration; and

(d)

is solely rendered by Jones Day, with the exclusion of any of its partners, officers, employees, contractors, legal or other professionals, support personnel or people, trainees, and affiliates, any third party engaged by it, or any other person or entity. No claim shall ever be made against any individual or entity belonging to or related to Jones Day. Jones Day is the sole entity responsible for this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

This opinion including the annexes to it and any contractual or non-contractual obligations arising out of or in connection with it are governed by Dutch law, excluding the private international law rules thereof.

The courts of Amsterdam, the Netherlands, have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this opinion and, accordingly, any proceeding arising out of or in connection with this opinion shall be brought before those courts. The Addressee and any party relying on, or having any interest in, this opinion shall submit to the jurisdiction of those courts and waives any objection to any proceeding in any such court on the ground of venue, on the ground that any proceedings have been brought before an inconvenient forum, or any other ground.

Yours sincerely,

/s/ Jones Day

ANNEX 1 - COMPANIES

1	Private Companies With Limited Liability

1.1	Diebold Nixdorf B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), registered with the Commercial Register under number 27172237;

1.2	Diebold Nixdorf Dutch Holding B.V., a private company with limited liability, registered with the Commercial Register under number 68549539;

1.3	Diebold Nixdorf Global Holding B.V., a private company with limited liability, registered with the Commercial Register under number 68549962;

1.4	Diebold Nixdorf Software Partner B.V., a private company with limited liability, registered with the Commercial Register under number 58326375; and

1.5	Diebold Nixdorf Global Solutions B.V., a private company with limited liability, registered with the Commercial Register under number 58379401.

2	Limited Partnership

2.1	Diebold Nixdorf Software C.V., a limited partnership (commanditaire vennootschap), registered with the Commercial Register under number 58377182.

ANNEX 2 – DEFINITIONS

“2026 Indenture” means the document listed under 1.1 (Opinion Documents) in Annex 3 (Documents).

“Amendment Deeds” means each deed of amendment of the articles of association listed under 2.1 (Incorporation Deeds and Amendment Deeds) in Annex 3 (Documents).

“Articles” means each of the articles of association listed under 2.1 (Incorporation Deeds and Amendment Deeds) in Annex 3 (Documents).

“Commercial Register” means the trade register (handelsregister) maintained with the Dutch Chamber of Commerce (Kamer van Koophandel).

“Corporate Documents” means the documents under 2 (Corporate Documents) in Annex 3 (Documents).

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).

“DCCP” means the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering).

“Documents” means the documents listed in Annex 3 (Documents).

“Extracts” means the documents listed under 2.2.1 (Extracts) in Annex 3 (Documents).

“Incorporation Deeds” means the documents under 2.1 (Incorporation Deeds) in Annex 3 (Documents).

“Limited Partnership” means each limited partnership listed under 2 (Limited Partnership) in Annex 1 (Companies).

“Limited Partnership Agreement” means the documents listed under 2.1.1 (Limited Partnership Agreement) in Annex 3 (Documents).

“Opinion Documents” means the documents listed under 1 (Opinion Documents) in Annex 3 (Documents).

“Private Companies With Limited Liability” means each of the private companies with limited liability listed under 1 (Private Companies With Limited Liability) in Annex 1 (Companies).

“Resolutions” means the documents listed under 2.4 (Resolutions) in Annex 3 (Documents).

“Supplemental Indenture” means the document listed under 1.2 (Opinion Documents) in Annex 3 (Documents).

“Works Council’s Advice” means the document listed under 2.5.2 in Annex 3 (Documents).

“Works Council’s Documents” means the documents listed under 2.5 (Works Council Documents) in Annex 3 (Documents).

ANNEX 3 - DOCUMENTS

1	Opinion Documents

1.1

a signed copy of the Senior Secured PIK Toggle Notes Indenture, including the related guarantees, dated as of 29 December 2022, expressed to be governed by the laws of the State of New York, among, Diebold Nixdorf, Incorporated, the guarantors listed therein, U.S. Bank Trust Company, National Association as trustee and GLAS Americas LLC, as notes collateral agent; and

1.2

a form of first supplemental indenture, including the related guarantees, expressed to be governed by the laws of the State of New York, between, inter alios, Diebold Nixdorf, Incorporated, the guarantors party thereto, U.S. Bank Trust Company, National Association as trustee and GLAS Americas LLC, as notes collateral agent.

2	Corporate Documents

2.1	Incorporation Deeds and Amendment Deeds

True copies of:

2.1.1	the deed of incorporation of Diebold Nixdorf B.V., executed on 15 May 1998;

2.1.2	the deed of amendment of the articles of association of Diebold Nixdorf B.V., executed on 21 December 2022;

2.1.3	the deed of incorporation of Diebold Nixdorf Dutch Holding B.V., executed on 12 April 2017;

2.1.4	the deed of amendment of the articles of association of Diebold Nixdorf Dutch Holding B.V., executed on 4 August 2020;

2.1.5	the deed of incorporation of Diebold Nixdorf Global Holding B.V., executed on 12 April 2017;

2.1.6	the deed of amendment of the articles of association of Diebold Nixdorf Global Holding B.V., executed on 4 August 2020;

2.1.7	the deed of incorporation of Diebold Nixdorf Software Partner B.V., executed on 8 July 2013;

2.1.8	the deed of amendment of the articles of association of Diebold Nixdorf Software Partner B.V., executed on 21 December 2022;

2.1.9	the deed of incorporation of Diebold Nixdorf Global Solutions B.V., executed on 15 July 2013; and

2.1.10	the deed of amendment of the articles of association of Diebold Nixdorf Global Solutions B.V., executed on 21 December 2022.

2.2	Limited Partnership Agreement

2.2.1	a signed copy of the formation limited partnership agreement, in relation to Diebold Nixdorf Software C.V., dated 15 July 2013;

2.2.2	a signed copy of the first addendum to that certain amended and restated agreement of limited partnership dated 15 July 2013 regarding Wincor Nixdorf Software C.V., dated 7 February 2017; and

2.2.3	a signed copy of the admission, adherence and contribution agreement, in relation to Diebold Nixdorf Software C.V., dated 1 August 2018.

2.3	Extracts

Certified online extracts (gewaarmerkte uittreksels), each dated 10 February 2023, in relation to the registration of the companies listed below:

2.3.1	Diebold Nixdorf B.V., registered at the Commercial Register under file number 27172237;

2.3.2	Diebold Nixdorf Dutch Holding B.V., registered at the Commercial Register under file number 68549539;

2.3.3	Diebold Nixdorf Global Holding B.V., registered at the Commercial Register under file number 68549962;

2.3.4	Diebold Nixdorf Software Partner Holding B.V., registered at the Commercial Register under file number 58326375;

2.3.5	Diebold Nixdorf Global Solutions B.V., registered at the Commercial Register under file number 58379401; and

2.3.6	Diebold Nixdorf Software C.V., registered at the Commercial Register under file number 58377182.

2.4	Resolutions

2.4.1	a copy of the signed written resolutions of the board of managing directors of Diebold Nixdorf B.V., dated 29 December 2022;

2.4.2	a copy of the signed written resolutions of the board of managing directors of Diebold Nixdorf Dutch Holding B.V., dated 29 December 2022;

2.4.3	a copy of the signed written resolutions of the board of managing directors of Diebold Nixdorf Global Holding B.V., dated 29 December 2022;

2.4.4

a copy of the signed written resolutions of the board of managing directors of Diebold Nixdorf Software Partner B.V. (acting for and on behalf of itself and in its capacity as general partner of Diebold Nixdorf Software C.V.), dated 29 December 2022;

2.4.5	a copy of the signed written resolutions of the board of managing directors of Diebold Nixdorf Global Solutions B.V., dated 29 December 2022;

2.4.6	a copy of the signed written resolutions of the partners of Diebold Nixdorf Software C.V., dated 29 December 2022;

2.4.7	a copy of the signed written resolutions of the board of managing directors of Diebold Nixdorf B.V., dated 10 February 2023;

2.4.8	a copy of the signed written resolutions of the board of managing directors of Diebold Nixdorf Dutch Holding B.V., dated 10 February 2023;

2.4.9	a copy of the signed written resolutions of the board of managing directors of Diebold Nixdorf Global Holding B.V., dated 10 February 2023;

2.4.10

a copy of the signed written resolutions of the board of managing directors of Diebold Nixdorf Software Partner B.V. (acting for and on behalf of itself and in its capacity as general partner of Diebold Nixdorf Software C.V.), dated 10 February 2023;

2.4.11	a copy of the signed written resolutions of the board of managing directors of Diebold Nixdorf Global Solutions B.V., dated 10 February 2023; and

2.4.12	a copy of the signed written resolutions of the partners of Diebold Nixdorf Software C.V., dated 10 February 2023.

2.5	Works Council Documents

2.5.1	a copy of the signed request for advice of the works council of Diebold Nixdorf B.V., dated 18 November 2022; and

2.5.2	a copy of the signed advice from the works council of Diebold Nixdorf B.V., dated 21 November 2022.

3	Other Transaction Documents

3.1.1	A signed copy of the Registration Statement.

ANNEX 4 - ASSUMPTIONS

For the purposes of this opinion, we have assumed the following:

1	Documents

1.1	The genuineness of all signatures on all documents and on the originals of those documents.

1.2

The accuracy and completeness of all documents submitted to us as originals and the conformity to originals of all translated, conformed, copied, faxed or specimen documents and that all documents examined by us as draft or execution copies conform to the final and executed or signed documents.

2	Incorporation, existence and corporate power

2.1

That (a) the Incorporation Deeds and the Amendment Deeds are valid notarial deeds (notariële akten) and that the contents of those documents are correct and complete and (b) there were no defects in the incorporation of the Companies (not appearing on the face of the Incorporation Deeds) on the basis of which a court might dissolve (ontbinden) any of the Companies.

2.2	That the Articles have not been amended, so that the Articles contain the correct and complete articles of association (statuten) of the relevant Company as currently in force.

2.3	That each party to the Opinion Documents (other than the Companies) has:

a)	been duly incorporated or formed and is validly existing as a legal entity;

b)	the corporate power to enter into the Opinion Documents and to perform its obligations under those Opinion Documents;

c)	taken all necessary corporate action in connection with the entering into of the Opinion Documents; and

d)	validly signed the 2026 Indenture.

2.4

That the Limited Partnership Agreement is in force on the date of this opinion and has not been amended, supplemented, restated, terminated, rescinded, superseded or annulled or otherwise changed in any way and no changes were made to the partners of the Limited Partnership.

2.5	That each of the partners of the Limited Partnership (other than the relevant Companies) is validly existing under the laws by which it is purported to be governed.

2.6	The accuracy and completeness of the Corporate Documents and the factual matters stated, confirmed or evidenced by the Corporate Documents.

2.7

That none of the Companies has been dissolved (ontbonden), merged (gefuseerd), de-merged (gesplitst), split-off (afgesplitst), has been converted (omgezet) into a different legal entity, foreign or domestic, no petition has been presented nor has a court declared the bankruptcy (faillissement) or (provisional) suspension of payments ((voorlopige) surseance van betaling) of any of the Companies that none of the Companies has been made subject to comparable insolvency proceedings in other jurisdictions, that no out of court restructuring plan (onderhands akkoord) procedure is being prepared or has been commenced involving any of the Companies and that no receiver, trustee, administrator, restructuring expert or similar officer(s) has been appointed in respect of the Companies or their assets and that no decision has been adopted to dissolve any of the Companies by (i) the Commercial Register under article 2:19a DCC or (ii) the competent court under article 2:21 DCC.

Although not constituting conclusive evidence thereof, this assumption is supported by (i) the information derived from the Extracts and (ii) the information derived today from the online Dutch central insolvency register (centraal insolventieregister) at www.rechtspraak.nl (as regards the out of court restructuring plan (onderhands akkoord) procedure, a search can be performed with respect to a public procedure only) and by telephone from the bankruptcy clerk office (Faillissementsgriffie) of the competent district court in view of the corporate seat of each of the Companies.

2.8

That the Limited Partnership conducts or causes to conduct a business (een bedrijf uitoefenen) in accordance with the objects clause as set out in its articles of association or the Limited Partnership Agreement respectively.

2.9	That none of the limited partners of the Limited Partnership (other than the relevant Companies) conducted itself in a way which would put it at risk of losing the limited nature of its partnership.

2.10

That the execution of the Opinion Documents and the performance of the transactions contemplated by the Opinion Documents are in the corporate interest (vennootschappelijk belang) of each of the Companies, for bona fide commercial reasons and not detrimental to their respective creditors (present and future).

3	Corporate action

3.1

That the Resolutions correctly reflect the resolutions made by the relevant corporate bodies of the Companies, have been validly signed on behalf of each signatory which is not a legal entity incorporated under Dutch law and that the Resolutions and any powers of attorney granted in relation to the Documents are in full force and effect.

3.2

That no managing director of any of the Private Companies With Limited Liability has a direct or indirect personal interest that conflicts with the relevant Company’s interest (tegenstrijdig belang) which would preclude that managing director to take part in the deliberations or decision making regarding the entering into, execution or performance of the Opinion Documents and the transactions contemplated by the Opinion Documents, within the meaning of and in accordance with article 2:239 (6) DCC, or as applicable, article 2:129 (6) DCC.

3.3

Neither Diebold Nixdorf Dutch Holding B.V., Diebold Nixdorf Global Holding B.V., Diebold Nixdorf Software Partner B.V., Diebold Nixdorf Global Solutions B.V. or the Limited Partnership has, a works council (ondernemingsraad), a central works council (centrale ondernemingsraad), a group works council (groepsondernemingsraad), or a joint works council (gemeenschappelijke ondernemingsraad), with any advisory rights (adviesrecht) under article 25 of the Dutch Works Councils Act (Wet op de ondernemingsraden) nor any right of consent (instemmingsrecht) pursuant to article 27 of the Dutch Works Council Act and no European works council (Europese ondernemingsraad) is to be informed or consulted either directly or indirectly on the basis of the Dutch European Works Council Act (Wet op de Europese Ondernemingsraden) in regard to any transaction or action contemplated by the Opinion Documents, nor is any of the aforementioned companies in the process of installing such a works council or has an obligation to install such a works council pursuant to the mandatory rules of the Dutch Works Councils Act.

3.4

That in connection to Diebold Nixdorf B.V., the Works Council’s Advice has not been revoked and the factual statements made and the confirmations given in the Works Council Documents are complete and correct.

3.5

That no regulations (reglementen) have been adopted by any corporate body of the Companies which would preclude any such corporate body of the Companies to adopt resolutions from entering into the Opinion Documents and the transactions contemplated thereby.

3.6

That no general meeting of any of the Private Companies With Limited Liability has designated certain decisions of the relevant board of managing directors to be subject to the prior approval of the general meeting of that Private Company With Limited Liability.

3.7

That no general meeting of any of the Private Companies With Limited Liability has issued any instructions (aanwijzingen) to the management board of the relevant Private Company With Limited Liability, which would prevent the management board from resolving to enter into the Opinion Documents.

3.8

That no Dutch court has imposed a civil law director disqualification (civielrechtelijk bestuursverbod) in respect of any of the members of the board of managing directors of any Company and that no member of the board of managing directors of any Company has been suspended by the Enterprise Chamber (Ondernemingskamer) or is subject to the other provisions listed in article 2:356 DCC, and the Enterprise Chamber has not appointed any other person to act as temporary member of the management board of any Company.

4	Valid signing

4.1

That each power of attorney granted in relation to the Opinion Documents under any applicable law (other than Dutch law), is in full force and effect and validly authorizes the person or persons purported to be granted power of attorney, to represent and bind the Companies vis-à-vis the other parties to the Opinion Documents with regard to the transactions contemplated by and for the purposes stated in the Opinion Documents.

4.2

That in relation to any signature of a signatory signing on behalf of any of the Companies other than a wet-ink signature (i) that the signing method used is sufficiently reliable, taking into consideration the purpose for which the electronic signature was used and all other relevant circumstances, within the meaning of article 3:15a DCC or (ii) that such signature is a qualified electronic signature (elektronische gekwalificeerde handtekening) within the meaning of Regulation (EU) 910/2014.

5	Legal, valid and binding obligations

5.1

That under any applicable law (other than, in relation to the Companies, Dutch law) the 2026 Indenture, and, when validly signed, the Supplemental Indenture, constitutes the legal, valid and binding obligations of the persons expressed to be a party to those documents, enforceable against them in accordance with its terms.

ANNEX 5 - QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

1	Documents

1.1

Our review of the Opinion Documents and of any other documents subject or expressed to be subject to any other law than Dutch law has been limited to the terms of these documents as they appear to us on their face.

2	Incorporation, existence and corporate power

2.1

The Extracts may not completely and accurately reflect the corporate status and position of the Companies insofar as there may be a delay between the adopting of a corporate action and the filing of the necessary documentation at the Commercial Register and a further delay between such filing and an entry appearing on the files of the Companies at the Commercial Register.

2.2

It is possible that after our review of the online registrar, a petition could be made to the office of the bankruptcy registrar of the competent district court in view of the corporate seat of each respective Company to have the Companies declared bankrupt or to grant a suspension of payments. Such bankruptcy or suspension of payments would have retroactive effect as from 00.00 hours of this date. An online search performed today with the EU Insolvency Register (EU Insolventieregister) referred to in article 19b of the Dutch Bankruptcy Act (Faillissementswet) maintained with the court of first instance of The Hague, the Netherlands, showed that no insolvency procedure as referred to in article 2 of the European Parliament and Council Regulation (EU) no. 2015/848 of 20 May 2015 on insolvency proceedings (recast) is registered in respect of each respective Company. We have not performed any further investigation in this respect.

2.3

Article 2:7 DCC entitles companies to annul a legal act (vernietigen van een rechtshandeling) if that legal act cannot serve to realize the objects of the relevant company and the other parties to that act knew, or should have known without an investigation of their own (wist of zonder eigen onderzoek moest weten), that such objects have been exceeded. The annulment can only be performed by the company itself (or the trustee (curator) in bankruptcy) and not by the other parties involved, if the aforementioned requirements are met, and such annulment must involve all other parties to the legal act. The Dutch Supreme Court has ruled that in determining whether the objects of a company have been exceeded, the description of the object clause in the articles of association of the company alone is not decisive, but that all circumstances have to be taken into account. In particular, it should be taken into account whether the interests of the company were served by the transaction. Most authoritative legal writers agree that acts of a company which are (a) within the objects clause as contained in the articles of association of the company and (b) in the actual interest of the company in the sense that such acts are conducive to the realization of the objects of the company as laid down in its articles of association, do not exceed the objects of the company and therefore are not subject to annulment pursuant to article 2:7 DCC, which view is supported by the Dutch Supreme Court. In practice, the concept of ultra vires has rarely been applied in Dutch court decisions. Only under exceptional circumstances have transactions been considered to be ultra vires and consequently have been annulled. Annulment of a transaction can result in (internal) liability of the managing directors towards the legal entity.

2.4

Our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, out of court restructuring (onderhands akkoord) or moratorium laws, the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the Financial Transactions Emergency Act (Noodwet financieel verkeer) and other laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies (including the doctrine of creditors’ prejudice (actio pauliana) within the meaning of article 3:45 DCC and/or article 42 et seq. of the Dutch Bankruptcy Act).

2.5

No opinion is given (or may be inferred or implied) in respect of the authority of any of the parties to the Opinion Documents (other than the Companies) or any other person or entity providing such services to the Companies lawfully to offer or perform any and all regulated investment services (including, but not limited to investment, securities, insurance or banking services) or on the consequences any lack of such authority may have on the Opinion Documents.

2.6

The interpretation of an agreement (overeenkomst) or juridical act (rechtshandeling) under Dutch law generally means the determining, taking into account all circumstances of the case, of the meaning any of the parties to that agreement or act in the given circumstances were reciprocally reasonably entitled to attach to the terms of that agreement and to each other’s statements or conduct, as well as on the parties’ reasonable expectations in that respect (the so-called Haviltex standard). Publicly registered deeds, including notarial deeds, must be interpreted in relation to third parties on the basis of their wording, according to objective standards in light of the entire content of the deed. Between the parties to the deed, however, the Haviltex standard may also be relevant.

Although there is no case law of the Dutch Supreme Court on interpreting opinion letters, it may be expected that the wording thereof may carry substantial weight in that respect.

2.7

Pursuant to Dutch law, a limited partnership (commanditaire vennootschap) is not a legal entity (rechtspersoon) and cannot acquire and hold legal title to assets in its own name. Legal title to assets can only be acquired by one or more of the partners or by the partners jointly for the risk and benefit of the limited partnership (commanditaire vennootschap).

2.8

Pursuant to Dutch private international law, a limited partnership will be governed by Dutch law if it has its seat (zetel) in the Netherlands, according to its instrument of incorporation. Based on legislative history this rule also applies if the limited partnership conducts all of its activities outside the Netherlands.

2.9

A Dutch limited partnership is not bound to legal acts that are not related to (betrekkelijk op) the limited partnership. In determining whether a legal act is related to the limited partnership all relevant circumstances have to be taken into account, including the wording of the objects clause in the limited partnership agreement and whether such legal act could add to achieving the purposes of the limited partnership.

2.10

Under Dutch law, it is a requirement for the valid establishment of a (limited) partnership that two of more persons undertake to make contributions to be held in common property with the intention to share the benefits derived therefrom. A contribution may consist of money, (enjoyment of) assets and labor. There is no statutory provision as to the division of the profits, other than that no partner may be excluded altogether from sharing in the profits. The wording of the (limited) partnership agreement is not decisive and the effect in practice must also be taken into account.

3	Valid signing

3.1

Powers of attorney terminate (i) by revocation (herroeping) by the person issuing any such power of attorney (“Principal”), (ii) by notice of termination (opzegging) given by the attorney appointed under such power of attorney (“Attorney”), or (iii) upon the death of, the commencement of legal guardianship over (ondercuratelestelling), the bankruptcy of, or the declaration that a debt settlement arrangement (schuldsaneringsregeling) shall apply to (a) the Attorney unless otherwise provided or (b) the Principal.

Notwithstanding the generality of the previous paragraph, an Attorney maintains its powers in certain urgent cases during one year after the death of, or the commencement of legal guardianship over the Principal or a notice of termination by the Attorney.

Powers of attorney which are expressed to be irrevocable, are not capable of being revoked and (unless the power of attorney provides otherwise) will not terminate upon the death of or the commencement of legal guardianship of the Principal insofar as they extend to the performance of legal acts which are in the interest of the Attorney or a third party. However, at the request of the Principal, an heir or a trustee of such person, the court may amend or cancel an irrevocable power of attorney for significant reasons.

In the event the Principal is granted a suspension of payments, a power of attorney can only be exercised with the cooperation of the court-appointed administrator (bewindvoerder).

Any appointment of a process agent is subject to the rules set out in the qualifications set out above and to the requirement that there is a reasonable and balanced interest for each party in the appointment.